Exhibit 16.1

July 21, 2011

Securities and Exchange Commission
450 Fifth Street,
NW Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Sinocoking Coal and Coke Chemical Industries, Inc. in Item 4.01 of its amended Form 8-K filed with the SEC on July 21, 2011, captioned “Changes in Registrant’s Certifying Accountant.”  We have no basis to agree or disagree with the other statements contained therein.

/s/ Frazer Frost LLP

Brea, California